Exhibit 3.5
State of Delaware
Secretary of State
Division of Corporations
Delivered 06:12 PM 08/06/2004
FILED: 06:12 PM 08/06/2004
SRV 040579005 — 3785067 FILE

CERTIFICATE OF MERGER
OF
CANDEUB, FLEISSIG & ASSOCIATES, INC.
(a Delaware corporation)
INTO
ESPRE SOLUTIONS, INC.
(a Nevada corporation)
     Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executes the following Certificate of Merger:
FIRST: The name of each constituent corporation is Candeub, Fleissig & Associates, Inc., a Delaware corporation, and Espre Solutions, Inc., a Nevada corporation.
SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.
THIRD: The name of the surviving corporation is Espre Solutions, Inc., a Nevada corporation.
FOURTH: The Articles of Incorporation of the surviving corporation shall be its Articles of Incorporation.
FIFTH: The merger is to become effective upon filing of this Certificate of Merger.
SIXTH: The Agreement and Plan of Merger is on file at 1000 E. Atlantic Blvd., Suite 201-D, Pompano Beach, Florida 33060, the place of business of the surviving corporation.
SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provision of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 1000 E. Atlantic Blvd., Suite 201-D, Pompano Beach, Florida 33060.
     IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 29th day of July, 2004.

ESPRE SOLUTIONS, INC.
By:	/s/ Peter Ianace
Peter Ianace, President